Exhibit 99.1

For:	Cygne Designs, Inc.

Cygne Designs, Inc.
Roy Green, Chief Financial Officer
(212) 997-7767, ext. 242

CYGNE DESIGNS, INC. ANNOUNCES THIRD QUARTER

AND FIRST NINE MONTHS 2007 RESULTS

New York, New York, December 21, 2007-Cygne Designs, Inc. (NASDAQ: CYDS) today announced results of operations for the third quarter and nine months ended October 31, 2007.

Net sales for the third quarter of 2007 were $22.9 million, a decrease of $10.1 million, or 30.5%, from $33.0 million in the third quarter of 2006. This decrease was primarily attributable to a decrease in sales of our branded jeans and a decrease in sales of the private label division of the Innovo Group, Inc. that we acquired in May 2006. Gross profit for the third quarter was $4.2 million, a decrease of $2.2 million from the gross profit of $6.4 million for the third quarter of 2006. Gross margins in the third quarter of 2007 decreased to 18.4% compared to 19.3% in the prior year period in 2006 as a result of the mix of product categories sold. The decrease in gross profit for the third quarter of 2007 compared to the third quarter of 2006 was primarily caused by a decrease in sales volume. Gross margins for products produced in Mexico by Diversified Apparel, a related party, for Target and American Eagle Outfitters have been guaranteed through a Supply Agreement with Diversified Apparel.

Net income for the third quarter ended October 31, 2007 was $707,000, or $0.02 on a basic and diluted per share basis, compared to net income of $765,000, or $0.03 on a basic and diluted per share basis, in the comparable prior period in 2006. Net income was positively affected by a $2.2 million gain on extinguishment of debt that we recorded primarily as a result of our exchange of $37 million principal amount of debt for common stock, a warrant and a $15 million convertible note, which exchange was approved by our stockholders in August 2007.

Net sales for the nine months of 2007 were $77.0 million, a decrease of $22.0 million, or 22.3%, from $99.0 million in the nine months ended October 31, 2006. This decrease in sales was primarily attributable to a decrease in sales of our branded jeans. Gross profit for the nine months of 2007 was $16.2 million, a decrease of $5.1 million from the gross profit of $21.3 million for the nine months of 2006. Gross margins decreased to 21.0% compared to 21.5% in the prior year period as a result of the mix of product categories sold. As discussed above, gross margins on certain of our products was guaranteed in both periods. The decrease in gross profit for the nine months of 2007 compared to the nine months of 2006 was primarily caused by a decrease in sales volume.

Net income for the nine months ended October 31, 2007 was $916,000, or $0.03 on a basic and diluted per share basis, compared to a net income of $1,779,000, or $0.07 on a basic and diluted per share basis, in the comparable prior period in 2006. Net income was positively affected by the $2.2 million gain on extinguishment of debt referred to above.

Cygne and its lender use EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income and cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some items that affect net income and operating income. Since these items may vary among other companies, EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA to net income (loss) is shown in the table below.

	Nine Months Ended (In thousands)
Reconciliation of Adjusted EBITDA	October 31, 2007	October 31, 2006
Net income	$916	$1,779
Depreciation and amortization of intangible assets	1,528	1,314
Interest expense including amortization of the debt discount	3,036	4,019
Provision for income taxes	1,854	1,294

Gross EBITDA	7,334	8,406
Less, gain on extinguishment of debt	2,186	—

Adjusted EBITDA	$5,148	$8,406

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel and men’s denim apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Quarters Ended		Nine Months Ended
	October 31 2007	October 31 2006	October 31 2007	October 31 2006
Net sales	$22,905	$32,980	$76,957	$98,991
Cost of goods sold	18,697	26,601	60,758	77,672

Gross profit	4,208	6,379	16,199	21,319
Selling, general and administrative expenses	3,249	3,248	11,051	12,913
Gain on extinguishment of debt	(2,186)	0	(2,186)	0
Depreciation and amortization	509	486	1,528	1,314

Income from operations before interest and income taxes	2,636	2,645	5,806	7,092
Interest expense	1,132	1,436	3,036	4,019

Income from operations before income taxes	1,504	1,209	2,770	3,073
Provision for income taxes	797	444	1,854	1,294

Net income	$707	$765	$916	$1,779

Net income per share-basic and diluted	$0.02	$0.03	$0.03	$0.07

Weighted average common shares outstanding:
Basic	36,970	26,462	30,003	25,727

Diluted	36,970	26,463	30,003	25,716